AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED JULY 26, 2019

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about organizational changes to the sub-adviser for an actively managed portion (“Active Allocated Portion”) of Multimanager Aggressive Equity Portfolio (“Portfolio”), a series of EQ Advisors Trust (“Trust”). The changes discussed in this Information Statement became effective on or about June 30, 2019.

The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual or Semi-Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144, or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit FMG LLC, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers (“Sub-Advisers”) for the Trust and to amend the investment sub-advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of a New Agreement (defined below).

In 2018 Scotia Institutional Asset Management US, Ltd. (“Scotia”), then Sub-Adviser for the Active Allocated Portion of the Portfolio, notified FMG LLC that, as part of a strategic realignment, Scotia would be de-registering as an investment adviser with the SEC, which in turn would result in the termination of the investment sub-advisory agreement between FMG LLC and Scotia with respect to the Portfolio. Scotia also notified FMG LLC that, in connection with the strategic realignment, Scotia’s Growth team, including its founding member, Noah Blackstein, portfolio manager for the Active Allocated Portion of the Portfolio, would continue to provide investment advisory services through 1832 Asset Management U.S. Inc. (“1832 Asset Management” or “New Sub-Adviser”), a registered investment adviser that is an affiliate of Scotia.

In anticipation of the strategic realignment, at a regular meeting of the Board held on June 11-12, 2019, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Adviser, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved the Adviser’s proposal to approve a new Investment Sub-Advisory Agreement between FMG LLC and 1832 Asset Management with respect to the Portfolio (“New Agreement”), in connection with which 1832 Asset Management would replace Scotia as the

Sub-Adviser to the Active Allocated Portion of the Portfolio. The Investment Sub-Advisory Agreement between FMG LLC and Scotia with respect to the Portfolio dated March 25, 2019 (“Old Agreement”) terminated on or about June 30, 2019.

ClearBridge Investments, LLC, T. Rowe Price Associates, Inc., and Westfield Capital Management Company, L.P currently serve as the Sub-Advisers to other portions of the Portfolio that are actively managed, and AllianceBernstein L.P. currently serves as the Sub-Adviser to the portion of the Portfolio that seeks to track the performance of an index.

Factors Considered by the Board

The Board noted that it had most recently considered and approved the investment sub-advisory agreement between the Adviser and Scotia at meetings held on July 10-12, 2018 (“July Meeting”), in connection with the annual renewal of the investment sub-advisory agreement with respect to the Portfolio, and August 22, 2018, in connection with the Board’s approval of new investment advisory agreements and investment sub-advisory agreements for the Trust’s portfolios due to the expected termination of the then-existing agreements as a result of a change of control of the Adviser.1

In reaching its decision to approve the New Agreement, the Board considered the overall fairness of the New Agreement and whether the New Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and the New Agreement, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by 1832 Asset Management; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall out” benefits that may accrue to 1832 Asset Management and its affiliates (i.e., indirect benefits that they would not receive but for the existence of the Portfolio). In considering the New Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

In connection with its deliberations, the Board took into account information prepared by the Adviser and 1832 Asset Management, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The Board also took into account information, including information relating to Scotia, provided to the Trustees at prior Board meetings, including the July Meeting. The information provided to the Trustees described, among other things, (i) the services currently being provided by Scotia, as well as Scotia’s investment personnel, sub-advisory fee, performance information, and other matters, and (ii) the services to be provided by 1832 Asset Management, as well as 1832 Asset Management’s investment personnel, proposed sub-advisory fee, performance information, and other matters. During the meeting, the Trustees met with senior representatives of the Adviser to discuss the New Agreement and the information provided. The Independent Trustees also met in executive session during the meeting to discuss the New Agreement and the information provided. The Independent Trustees were assisted by independent counsel prior to and during the meeting and during their deliberations regarding the New Agreement and also received from counsel materials addressing, among other things, the legal standards applicable to their consideration of the New Agreement. In approving the New Agreement with respect to the Portfolio, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of the information provided, determined that the proposed sub-advisory fee was fair and reasonable, and that the approval of the New Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the New Agreement.

[1]	The change of control of the Adviser is described briefly under “Additional Information Regarding the Old Agreement,” below.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by 1832 Asset Management. In addition to the investment performance information discussed below, the Board considered 1832 Asset Management’s responsibilities with respect to the Portfolio (or the allocated portion thereof) pursuant to the New Agreement. The Board considered that 1832 Asset Management, subject to the oversight of the Adviser, would be responsible for making investment decisions with respect to the Portfolio (or the allocated portion thereof); placing with brokers or dealers orders for the purchase and sale of investments for the Portfolio (or the allocated portion thereof); and performing certain related administrative functions. The Board also reviewed information regarding 1832 Asset Management’s process for selecting investments for the Portfolio (or the allocated portion thereof), as well as information regarding the qualifications and experience of the portfolio manager who would provide services to the Portfolio. The Board also considered information regarding 1832 Asset Management’s procedures for executing portfolio transactions for the Portfolio (or the allocated portion thereof) and 1832 Asset Management’s policies and procedures for selecting brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board received information regarding 1832 Asset Management’s trading experience and how 1832 Asset Management would seek to achieve “best execution” on behalf of the Portfolio (or the allocated portion thereof). The Board also noted 1832 Asset Management’s experience in serving as an investment adviser for certain Canadian mutual funds with a mandate similar to that of the Portfolio.

In this regard, the Board noted that the services to be provided by 1832 Asset Management under the New Agreement were not expected to change from the services being provided by Scotia under the Old Agreement; the same portfolio manager who is primarily responsible for the securities selection, research and trading for Scotia’s active allocated portion of the Portfolio would continue to manage 1832 Asset Management’s active allocated portion of the Portfolio after the strategic realignment; the Portfolio’s fees and expenses were not expected to change as a result of the approval of the New Agreement; and the sub-advisory fee that 1832 Asset Management would receive from the Adviser under the New Agreement would be based on the same fee schedule in effect under the Old Agreement with Scotia. In connection with its approval of the New Agreement on June 11-12, 2019, the Board also considered its conclusions in connection with its July Meeting approval of the existing investment sub-advisory agreement with Scotia, including its general satisfaction with the nature and quality of services being provided to the Portfolio by Scotia. In this regard, the Board also noted that the terms of the New Agreement with 1832 Asset Management are substantially identical to the terms of the Old Agreement between the Adviser and Scotia, except as to the effective date and the named sub-adviser.

The Board also factored into its review its familiarity with Scotia’s compliance program, policies and procedures, which would be utilized by 1832 Asset Management and would remain in effect with respect to the Growth team. In this regard, the Board noted that it had considered the Trust’s Chief Compliance Officer’s evaluation of Scotia’s compliance program, policies and procedures, and the Chief Compliance Officer’s certification that they were consistent with applicable legal standards, in connection with its July Meeting approval of the existing investment sub-advisory agreement with Scotia. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving 1832 Asset Management and reviewed information regarding 1832 Asset Management’s financial condition and history of operations and potential conflicts of interest in managing the Portfolio.

The Board also received and reviewed information regarding the performance of Scotia’s active allocated portion of the Portfolio relative to the performance of an appropriate benchmark and peer group over various time periods. The Board generally considered long-term performance to be more important than short-term performance. The Board also took into account discussions with the Adviser and Scotia about investment performance that had occurred at Board meetings throughout the year. In this regard, the Board also considered that the same portfolio manager would continue to be primarily responsible for the securities selection, research and trading for the Active Allocated Portion of the Portfolio after the strategic realignment, and the investment strategies and techniques used in managing the Portfolio were not expected to change as a result of the strategic realignment. Notwithstanding the foregoing, the Board recognized that personnel changes may occur in the future in the ordinary course.

Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by 1832 Asset Management were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the New Agreement.

The Board considered the proposed sub-advisory fee for 1832 Asset Management with respect to the Portfolio (or allocated portion thereof) in light of the nature, quality and extent of the overall services to be provided by 1832 Asset Management. The Board considered the Adviser’s representation that the Portfolio’s fees and expenses were not expected to change as a result of the approval of the New Agreement. The Board also considered that the sub-advisory fee that 1832 Asset Management would receive from the Adviser under the New Agreement would be based on the same fee schedule in effect under the Old Agreement with Scotia. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to 1832 Asset Management with respect to the Portfolio and the advisory fee to be retained by the Adviser in light of, among other factors, the services provided to the Portfolio by the Adviser and 1832 Asset Management. The Board noted that the advisory fee paid by the Portfolio to the Adviser would not change as a result of the approval of the New Agreement.

The Board further noted that the Adviser, and not the Portfolio, would pay 1832 Asset Management and that the proposed sub-advisory fee was negotiated between 1832 Asset Management and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with 1832 Asset Management is reasonable in light of the nature, quality and extent of the investment sub-advisory services to be provided. Based on its review, the Board determined that the proposed sub-advisory fee is fair and reasonable.

The Board also considered the estimated impact of the proposed sub-advisory fee on the profitability of the Adviser. In this regard, the Board took into account its prior review at the July Meeting and noted, again, that the Portfolio’s fees and expenses were not expected to change as a result of the approval of the New Agreement. The Adviser advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the New Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee is the product of negotiations with the Adviser and reflects levels of profitability acceptable to the Adviser and 1832 Asset Management based on the particular circumstances in each case for each of them.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed sub-advisory fee rate schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule for the Portfolio includes breakpoints that reduce the sub-advisory fee rate as Portfolio assets under 1832 Asset Management’s management increase above certain levels. In this regard, the Board acknowledged that, at some levels, the breakpoints in a sub-advisory fee rate schedule may result in savings to the Adviser and not to investors. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to 1832 Asset Management, including the following. The Board considered that 1832 Asset Management, through its position as investment sub-adviser to the Portfolio, may engage in “soft dollar” transactions. In addition, the Board also noted that 1832 Asset Management may benefit from greater exposure in the marketplace with respect to its investment process and from expanding its level of assets under management, and 1832 Asset Management may derive benefits from its association with the Adviser and other Sub-Advisers to the Portfolio. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to 1832 Asset Management are fair and reasonable.

1832 Asset Management replaced Scotia as the Sub-Adviser to the Active Allocated Portion of the Portfolio effective on or about June 30, 2019.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the New Agreement between FMG LLC and 1832 Asset Management are substantially identical to the terms of the Old Agreement between FMG LLC and Scotia, except as to the effective date and the named Sub-Adviser. Pursuant to the New Agreement, 1832 Asset Management is appointed by FMG LLC to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the portion of the Portfolio that has been allocated to 1832 Asset Management from time to time, subject to the direction, control and oversight of FMG LLC and the Board. The New Agreement will remain in effect for an initial two-year term with respect to the Portfolio and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and 1832 Asset Management, or by FMG LLC or 1832 Asset Management on sixty days’ written notice to the Trust and the other party. The New Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Advisory Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the sub-advisory fee to1832 Asset Management. The appointment of 1832 Asset Management as a New Sub-Adviser to the Portfolio did not result in a change to the investment advisory fee paid by the Portfolio to FMG LLC.

The New Agreement generally provides that 1832 Asset Management will not be liable for any losses, claims, damages, liabilities or litigation incurred by the Portfolio, the Trust or the Adviser as a result of any error of judgment, mistake of law, or other action or omission by 1832 Asset Management, except that nothing in the New Agreement limits the liability of 1832 Asset Management for any losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of 1832 Asset Management in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact contained in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, the Trust or the Adviser, or the omission to state therein a material fact known to 1832 Asset Management which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished by 1832 Asset Management to the Adviser or the Trust.

Information Regarding 1832 Asset Management U.S. Inc.

The following provides additional information about the New Sub-Adviser.

1832 Asset Management is a corporation organized under the laws of the province of Ontario, Canada and is a wholly-owned subsidiary of 1832 Asset Management, L.P. (“1832 Canada”), a registered portfolio manager in all provinces and the Yukon and Northwest Territories in Canada. The Bank of Nova Scotia, a federally regulated bank in the provinces and the Yukon Territory in Canada, is the parent company of 1832 Canada. As of March 31, 2019, 1832 Asset Management managed approximately $391.9 million (USD) on a discretionary basis.

Following the strategic realignment mentioned above, which became effective on or about June 30, 2019, Noah Blackstein continues to be primarily responsible for the securities selection, research and trading for the Active Allocated Portion of the Portfolio.

1832 Asset Management’s office is located at 1 Adelaide Street East, Suite 2800, Toronto, Ontario, Canada M5C 2V9. 1832 Asset Management’s principal executive officers and directors include:

Name	Title
John Pereira	Director
Gregory Joseph	Chief Financial Officer
Todd Winston Flick	Director and Chief Executive Officer
Dana Robyn Banks	Chief Compliance Officer

Unless otherwise indicated, the address of each of these individuals is 1 Adelaide Street East, Suite 2800, Toronto, Ontario, Canada M5C 2V9. The address for Dana Banks is 250 Vesey Street, Floor 25, New York, New York, US 10281.

For its services to the Portfolio, 1832 Asset Management receives a sub-advisory fee based on the assets of the 1832 Asset Management Active Allocated Portion as follows: 0.40% of the 1832 Asset Management Active Allocated Portion’s average daily net assets up to and including $100 million; 0.35% of the 1832 Asset Management Active Allocated Portion’s average daily net assets in excess of $100 million and up to and including $200 million; and 0.27% of the 1832 Asset Management Active Allocated Portion’s average daily net assets in excess of $200 million.

Information with respect to advisory fees charged by the New Sub-Adviser to Canadian mutual funds that it advises using a mandate similar to that used for the Portfolio is provided in Appendix A to this Information Statement.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers that are affiliates of such brokers, or with unaffiliated brokers that trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2018, the Portfolio paid brokerage commissions in the amount of $2,655 to Sanford C. Bernstein & Co., LLC, an affiliate of FMG LLC, which represented 0.83% of the total brokerage commissions paid by the Portfolio.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of March 31, 2019. FMG LLC is organized as a Delaware limited liability company and is a wholly-owned subsidiary of AXA Equitable. AXA Equitable is an indirect wholly-owned subsidiary of AXA Equitable Holdings, Inc. (“AEH”), which is a publicly owned company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of March 31, 2019, the Trustees and Officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who were deemed to own beneficially more than five percent of the outstanding shares of any class of shares of the Portfolio as of March 31, 2019:

Class of Shares	Shareholder	Number of Shares Owned	Percentage of Class Owned
Class K	Target 2015 Allocation Portfolio*	10,183.78	9.12%
Class K	Target 2025 Allocation Portfolio*	35,755.44	32.02%
Class K	Target 2035 Allocation Portfolio*	27,762.85	24.86%
Class K	Target 2045 Allocation Portfolio*	23,458.27	21.01%
Class K	Target 2055 Allocation Portfolio*	14,517.06	13.00%

* Each portfolio operates under a “fund of funds” structure under which the portfolio invests substantially all of its assets in securities of other investment companies managed by FMG LLC.

Outstanding Shares

The outstanding shares of each class of the Portfolio as of March 31, 2019, are set forth below:

	Class IA	Class IB	Class K
Multimanager Aggressive Equity Portfolio	17,753,466	1,565,923	111,678

Additional Information Regarding the Old Agreement

At the July Meeting, the Board considered and unanimously approved the annual continuance of the investment sub-advisory agreement between FMG LLC and Scotia with respect to the Portfolio.

As described in the Portfolio’s Prospectus and Statement of Additional Information dated May 1, 2019, in 2018 AXA S.A. (“AXA”), a French insurance holding company, announced its intention to sell over time all of its interest in AEH, the indirect parent company of FMG LLC, through a series of sales of AEH’s common stock (“Sell-Down Plan”). On May 14, 2018, AXA sold approximately 24.5% of the outstanding shares of AEH via an initial public offering on the New York Stock Exchange. It was anticipated that one or more of the transactions contemplated as part of the Sell-Down Plan would result in a change of control of FMG LLC and the automatic termination of the investment sub-advisory agreement between FMG LLC and Scotia with respect to the Portfolio. To ensure that Scotia could continue to provide investment sub-advisory services to the Portfolio without interruption, at a meeting held on August 22, 2018, the Board considered and unanimously approved a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between FMG LLC and Scotia with respect to the Portfolio in connection with the Sell-Down Plan. The investment sub-advisory agreement became effective on November 1, 2018.

On November 20, 2018 and March 20, 2019, as part of the Sell-Down Plan, AXA announced the completion of secondary offerings of common stock of AEH and the sale by AXA to AEH of common stock of AEH. As a result of the secondary offerings and the share buybacks, AXA is no longer a majority shareholder of AEH. Upon the closing of the secondary offering and share buyback announced on March 20, 2019, which closed March 25, 2019, a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between FMG LLC and Scotia with respect to the Portfolio (i.e., the Old Agreement) became effective. The Old Agreement terminated in connection with Scotia’s de-registration as an investment adviser with the SEC, as described in this Information Statement.

A copy of the Trust’s June 30, 2019 Semi-Annual Report accompanies this Information Statement.

Appendix A

The chart below provides information regarding the advisory fee(s) charged by the New Sub-Adviser to Canadian mutual funds that it advises using a mandate similar to that used for the Portfolio.

Name of Fund	Net Assets (as of March 31, 2019)	Advisory Fee Rate (as a % of average daily net assets)
Dynamic Power American Growth Fund (Canadian mutual fund)	$1,051 M (USD)	1.00%
Dynamic Power American Growth Class (Canadian mutual fund)	$354 M (USD)	1.00%